EXHIBIT 99

News Release

Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                              March 14, 2006

ROWAN IS AWARDED TWO NORTH SEA DRILLING CONTRACTS

HOUSTON, TEXAS -- Rowan Companies, Inc. (RDC-NYSE) announced today that it has been awarded consecutive drilling contracts from two UK-based oil and gas companies for its Super Gorilla class jack-up rig Gorilla VI. The jobs are for work in the North Sea beginning early next year. Gorilla VI is scheduled to complete operations offshore eastern Canada during the fourth quarter of 2006, when it will be relocated to the North Sea.

Collectively, the contracts specify a minimum of 420 days of work and contain options for an additional 530 days. Mobilization fees are included, as are additional payments for any work performed in the Norwegian sector. Rowan estimates that minimum drilling revenues from these contracts will be approximately $127 million. Revenues could be as much as $311 million if all extension options are exercised including work offshore Norway.

Danny McNease, Chairman and Chief Executive Officer, commented, “We are pleased for this opportunity to move our third Super Gorilla to the North Sea, joining Gorillas V and VII. These contracts evidence our commitment to strategically relocate Rowan’s fleet to those areas providing the highest returns, and reaffirm our belief that the Super Gorilla is the rig of choice for our customer’s harsh environment work.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.